Exhibit 21

Subsidiaries of Fastenal Company.

                                                               Jurisdiction of
Subsidiary name                     Doing business as           incorporation
---------------                     -----------------           -------------

Fastenal Canada Company                   Same                    Minnesota

Fastenal Company Services                 Same                    Minnesota

Fastenal Company Purchasing               Same                    Minnesota

Fastenal Company Leasing                  Same                    Minnesota

Fastenal Mexico Services S. de
     R.L. de C.V.                         Same                      Mexico

Fastenal Mexico S. de R.L. de
     C.V.                                 Same                      Mexico